Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Radius Bancorp Inc. (F/K/A, First Trade Union Bancorp Inc.) on Form S-1 of our report dated August 1, 2014 (except for the effect of the 10-for-1 forward stock split for common stock and preferred stock discussed in Note 18, as to which the date is August 7, 2014) on the consolidated financial statements of Radius Bancorp Inc. (F/K/A, First Trade Union Bancorp Inc.) and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Livingston, New Jersey

September 29, 2014